Exhibit 99.2

     LETTER AGREEMENT, DATED JANUARY 23, 2004, AS AMENDED MAY 4, 2004, AMONG
       THE REPORTING PERSONS AND THE UNITED STATES DEPARTMENT OF JUSTICE



                                                      U.S. Department of Justice

                                                      Antitrust Division

                                                      City Center Building
                                                      1401 H Street, NW
                                                      Washington, DC 20530



         This is an amended agreement between the United States Department of Justice ("the Department") and the individuals and corporations, including their affiliates, corporate parents, subsidiaries and successors, identified in Appendix A, and all individuals within their control, including directors, officers, employees and agents, collectively referred to hereafter as "the Participants."

         Several of the Participants have filed with the Federal Trade Commission and the Department Notifications and Reports pursuant to the Hart-Scott-Rodino Act stating that they intend to exercise certain rights to convert debt instruments they hold of WorldCom, Inc. ("WorldCom") into equity shares of WorldCom's successor corporation upon Worldcom's emergence from bankruptcy. The Participants understand that in exchange for their Undertakings pursuant to this agreement, and the Undertakings of WorldCom in a separate agreement, the Department intends to take no further action at this time with respect to the subject Notifications.

Definitions

         "WorldCom" is WorldCom, Inc., debtor in possession, a corporation now in bankruptcy, its anticipated successor corporation, MCI, Inc. ("MCI"), and their subsidiaries, affiliates and other successors.

         "Conversion" is the exchange, in part or in whole, of debt instruments of WorldCom (or any of its affiliates or subsidiaries) for equity shares in MCI upon MCI's emergence from the bankruptcy proceedings in which WorldCom is now the debtor in possession, an emergence which is now anticipated to occur in February 2004.

         "Conversion Percentage" is the lower of: 1) the number of MCI equity shares issued to the Participants on the date of Conversion in accordance with
Item 1 of the Undertakings expressed as a percentage of MCI's then total issued and outstanding equity shares; and 2) 13.79% of MCI's total issued and outstanding equity shares.

Undertakings

         Each Participant agrees that he, she or it will not, individually or collectively, undertake any of the following actions, except in accordance with the Conditions set out below:

         1. At the time of Conversion, the Participants will not, individually or collectively, acquire any equity shares of MCI in addition to those shares they will hold as a result of their Conversions through the bankruptcy process of WorldCom's debt instruments that they now hold. The face value of those debt instruments that the Participants now hold is $2,981,515,000. As a further limitation, the Participants will not convert any debt instruments through the bankruptcy process to the extent that doing so will yield them collectively equity shares in MCI greater in number than 13.79% of MCI's then total issued and outstanding equity shares.

         2. At any time after the Conversion, the Participants will not, individually or collectively, acquire any additional equity shares of MCI, unless, as a result of additional public or private offerings of shares by MCI, the percentage of MCI's total issued and outstanding shares owned by the Participants collectively becomes less than the Conversion Percentage. In that case the Participants will not, individually or collectively, acquire a larger number of shares than is necessary to restore to them collectively the Conversion Percentage. Provided, however, that this paragraph does not prohibit the Participants from receiving stock dividends from MCI if those dividends are distributed by MCI pro rata to all MCI shareholders of the same class.

         3. The Participants, their officers, their directors, their employees, their agents and their representatives will not:

         a. Seek or accept any membership on MCI's board of directors nor any position as an officer or employee of MCI;

         b. Seek or accept a right to nominate any member of MCI's board of directors; provided, however, that this term is not affected by the operation of Article VII, section 10 of MCI's Amended and Restated Certificate of Incorporation concerning consultation by the Nominating and Corporate Governance Committee about nominees to the board;

         c. Attend or participate in meetings of MCI's board of directors, except to the limited extent that they may be invited by the board to make specific presentations about transactions between them and MCI, but would not be present for or participate in the deliberations of the board;

         d. Participate in internal MCI management decisions, or seek or obtain any confidential MCI business information, except to the extent provided for by law, by MCI's corporate instruments, or by confidentiality agreements entered into as part of a regular course of business transaction.

         If as a result of the bankruptcy Conversion process the Participants, individually or collectively, hold more than 13.79% of MCI's issued and outstanding equity shares, one or more of the Participants shall promptly convey the shares in excess of 13.79% to a blind trust, using an independent bank as trustee, with instructions to the trustee to dispose of the shares as soon as practically possible, but in no event later than 15 days after the shares are registered and a functioning market is available for their disposition. The Participants shall promptly notify the Department in writing, specifying full details: (1) explaining that they inadvertently acquired more than 13.79%; (2) certifying that they have created the specified trust account and have conveyed the excess shares; and (3) attaching copies of the instrument(s) of conveyance and the trust instrument. The Participants shall also instruct the trustee to notify the Department in writing, specifying full details: (1) when the shares have been disposed of; (2) if necessary, that the shares have not been disposed of within three months of the conveyance; and (3) if necessary, at the end of each succeeding three months that the shares have not yet been disposed of.

Conditions

         The Participants may, notwithstanding the foregoing, collectively or individually undertake an action that they have agreed in the Undertakings not to undertake, provided that they first:

         1. Notify the Department of the prospective action. The notification shall provide detailed information about the prospective action, such as, for example, the number of shares to be acquired, the prospective acquirer (including its name, address, and telephone number) and the percentage of total issued and outstanding shares of MCI the Participants would collectively hold after the acquisition. The Notification must also identify an agent to which the Department may address further communications, including its name, address, telephone number and telecopy number. Notification shall be sent in writing as specified below.

         2. Refrain from taking the prospective action for 30 days after the date the Department receives the notification, unless the Department earlier states in writing that it has no current intention to oppose the action.

         3. Substantially comply with a written request by the Department for additional information, if that request is issued within those 30 days to the Participants, collectively or individually, or their agent(s). Such a request for additional information may include a statement of subjects about which the Department seeks to conduct in-person interviews, requests for the provision of documents, and requests for the provision of written information. Individuals with personal knowledge of the subjects must be made available for the interviews, which will be conducted in English (by translation if appropriate). Documents must be provided (plus English translations if requested) regardless of whether those documents are or are not located within the United States.

         4. Certify to the Department in writing as specified below that they have substantially complied with the Department's request for additional information. This certification may be made only after copies of all responsive documents have been provided, all requested written information has been provided, and all responsive interviews have been completed.

         5. Refrain, if the Department sends a request for additional information, from taking the prospective action until the date 30 days after the Department has received the written certification of substantial compliance, unless the Department earlier states in writing that it has no current intention to oppose the action.

         If, however, a contemplated acquisition of equity shares is subject to the reporting requirements of the Hart-Scott-Rodino Act, the Participants file with the Federal Trade Commission and the Department all appropriate Notifications and Reports required by that Act, and those Notifications and Reports cover all the contemplated acquisitions, those filings will serve to fulfill the Participants' obligations under these Conditions.

Notice to the Department

         All notifications and certifications to the Department will be sent electronically or by fax, and by mail, with return receipt requested, to:

                  Assistant Attorney General
                  Antitrust Division
                  Main Justice Building
                  950 Pennsylvania Avenue, N.W.
                  Washington, D.C.  20530

                  (202) 514-2401 telephone
                  (202) 616-2645 fax

with a copy to:

                  Chief, Telecommunications & Media Enforcement Section Antitrust Division
                  1401 H Street, N.W.
                  Suite 8000
                  Washington, D.C.  20530

                  (202) 514-5621 telephone
                  (202) 514-6381 fax

In the event those addresses or telephone numbers change the Department will notify the following person for the Participants:

                  Philip L. Verveer, Esq.
                  Wilikie Farr & Gallagher, LLP
                  1875 K Street, N.W.
                  Washington, D.C.  20006-1238

Expiration

         The commitments undertaken in this agreement will expire on the fifth anniversary of the date of this agreement. The Participants may request an earlier release from the Department, but any such release must be provided by the Department in writing.



/s/ Michael J. Hirrel                      /s/ Phlip L. Verveer
----------------------------------------   ----------------------------------------
Michael J. Hirrel                          Philip L. Verveer
Attorney, Telecommunications & Media       Attorney for the Participants
  Enforcement Section
January 23, 2004, as amended May 4, 2004   January 23, 2004, as amended May 4, 2004

                                   APPENDIX A

Carlos Slim Helu
Carlos Slim Domit
Marco Antonio Slim Domit
Patrick Slim Domit
Maria Soumaya Slim Domit
Vanessa Paola Slim Domit
Johanna Monique Slim Domit

Carso Global Telecom, S.A. de C.V.
Financial Ventures LLC
Global Telecom LLC
Telefonos de Mexico, S.A. de C.V. (Telmex)
Controladora de Servicios de Telecomunicacioncs, S.A. de C.V.
Uninet, S.A. de C.V.
Empresas y Controles En Comunicaciones, S.A. de C.V.

Inmobiliaria Carso, S.A. de C.V.
Orient Star Holdings, LLC

Grupo Financiero Inbursa, S.A. de C.V.
Promotora Inbursa, S.A. de C.V.
Pensiones Inbursa, S.A. de C.V.

U.S. Commercial Corp., S.A. de C.V.
Commercial LLC